Exhibit 99.1

       Argonaut Group Updates Claims Exposure from Recent U.S.
                          Hurricane Activity

    SAN ANTONIO--(BUSINESS WIRE)--Oct. 20, 2004--Argonaut Group, Inc. (NASDAQ:AGII) today reported that, based on claims information currently available, the combined effect of Hurricanes Charley, Frances, Ivan and Jeanne is estimated to result in pre-tax losses, net of reinsurance and including reinsurance reinstatements, of $18.0 million to $22.0 million, which will be disclosed in the Company's 2004 third quarter financial results scheduled for release Oct. 28, 2004.
    "Our claims teams have been working diligently in each state affected by this unusual sequence of storms to service the needs of our policyholders," said Mark E. Watson III, president and chief executive officer of Argonaut Group.

    FORWARD-LOOKING STATEMENTS DISCLOSURE

    This news release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company's public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

    ABOUT ARGONAUT GROUP, INC.

    Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ:AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market. Argonaut Group's assets totaled approximately $2.9 billion at June 30, 2004. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Insurance Company, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.

    CONTACT: Argonaut Group, Inc., San Antonio
             Steve McElhiney, 210-321-8400